Exhibit 4.1

AGREEMENT

DATED 21 OCTOBER 2010

SEK 6,500,000,000

MULTICURRENCY CREDIT FACILITY

for

MODERN TIMES GROUP MTG AB (publ)

arranged by

DNB NOR BANK ASA, NORGE, FILlAL SVERIGE

HANDELSBANKEN CAPITAL MARKETS, SVENSKA HANDELSBANKEN AB (publ)

lNG BANK N.Y., DUBLlN BRANCH

MERCHANT BANKlNG, SKANDlNAVISKA ENSKILDA BANKEN AB (publ)

NORDEA BANK AB (publ)

SWEDBANK AB (publ)

as Mandated Lead Arrangers

and

FORTIS BANK SA/NV (BELGIUM), STOCKHOLM BRANCH

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK (FRANCE) SWEDEN

BRANCH

as Arrangers

with

NORDEA BANK AB (publ)

as Facility Agent

TABLE OF CONTENTS

Page

1.	Interpretation	1
2.	Facility	13
3.	Purpose	15
4.	Conditions Precedent	15
5.	Utilisation - Loans	15
6.	Advance of Loan	16
7.	Optional Currencies	16
8.	Repayment	18
9.	Prepayment and Cancellation	19
10.	Interest	22
11.	Terms	24
12.	Market Disruption	25
13.	Taxes	25
14.	Increased Costs	27
15.	Mitigation	28
16.	Payments	29
17.	Guarantee and Indemnity	31
18.	Representations	34
19.	Information Covenants	36
20.	Financial Covenants	39
21.	General Covenants	41
22.	Default	45
23.	The Administrative Parties	48
24.	Evidence and Calculations	52
25.	Fees	52
26.	Indemnities and Break Costs	53
27.	Expenses	54
28.	Amendments and Waivers	55
29.	Changes to the Parties	58
30.	Disclosure of Information	62
31.	Set-Off	63
32.	Pro rata Sharing	63
33.	Severability	64
34.	Counterparts	64
35.	Notices	64
36.	Language	66
37.	Governing Law and Jurisdiction	66

Schedule		Page

1	Original Parties	68
2	Conditions precedent documents	69
	Part 1 To be Delivered Before the First Request	69
	Part 2 For a Guarantor	70
3	Form of Request	71
4	Calculation of the Mandatory Cost	72
5	Form of Transfer Certificate	75
6	Form of Compliance Certificate	77
7	Form of Accession Agreement	78
8	Form of Resignation Request	79

	Signatories	80

i

THIS AGREEMENT is dated 21 October 2010 and made between:

(1)
MODERN TIMES GROUP MTG AB (publ) (a company incorporated under the laws of Sweden) having its registered address at Skeppsbron 18, Box 2094, S-103 13 Stockholm, Sweden (corporate identity number 556309-9158) (the “Company”);

(2)
DNB NOR BANK AS, NORGE, FILIAL SVERIGE, HANDELSBANKEN CAPITAL MARKETS, SVENSKA HANDELSBANKEN AB (publ), lNG BANK N.V, DUBLIN BRANCH, MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (publ), NORDEA BANK AB (publ) and SWEDBANK AB (publ), (in this capacity, each a “Mandated Lead Arranger” and together, the “Mandated Lead Arrangers”);

(3)	FORTIS BANK SA/NV (BELGIUM), STOCKHOLM BRANCH and CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK (FRANCE) SWEDEN BRANCH, (in this capacity, each an “Arranger” and together, the “Arrangers”);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule I (Original Parties) as original lenders (the “Original Lenders”); and

(5)	NORDEA BANK AB (publ) as facility agent (in this capacity, the “Facility Agent”).

IT IS AGREED as follows:

1.           INTERPRETATION

1.1           Definitions

In this Agreement:

“Accession Agreement” means a letter, substantially in the form of Schedule 7 (Form of Accession Agreement), with such amendments as the Facility Agent and the Company may agree (both acting reasonably).

“Administrative Party” means a Mandated Lead Arranger, an Arranger or the Facility Agent.

“Affiliate” means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

“Agent’s Spot rate of Change” has the meaning given to that term in Clause 7.1 (General).

“Associated Companies” means (i) CTC or (ii) any other company of which the Company directly or indirectly controls not less than twenty (20) percent and not more than fifty (50) percent of the votes and which holding is material for the business of the Group.

“Availability Period” means the period from and including the date of this Agreement up to and including the date falling one (1) month prior to the Final Maturity Date.

“Break Costs” means the amount (if any) which a Lender is entitled to receive under Clause 26.3 (Break Costs) as compensation if any part of a Loan or overdue amount is repaid or prepaid.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and Stockholm and:

(a)	if on that day a payment in or a purchase of a currency (other than euro) is to be made, the principal financial centre of the country of that currency; or

(b)	if on that day a payment in or a purchase of euro is to be made, which is also a TARGET Day.

“CDON Instruments” means the Company’s present or future holding, directly or indirectly, of shares, warrants, convertible debt instruments or other similar debt or equity instruments in CDON Group AB, and as regards debt instruments, issued in the maximum nominal amount of SEK 275,000,000.

“CIBOR” means for a Term of any Loan or overdue amount in Danish Kroner:

(a)	the applicable Screen Rate; or

(b)
if no Screen Rate is available for Danish Kroner or the Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent as its request, quoted by the Reference Banks to leading banks in the Copenhagen interbank market, as of 11.00 a.m. (Copenhagen time) on the Rate Fixing Day for the offering of deposits in Danish Kroner for a period comparable to that Term.

“Commitment” means:

(a)	for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) and the amount of any other Commitment it acquires, or assumes in accordance with Clause 2.2 (Increase); and

(b)	for any other Lender, the amount of any Commitment it acquires, or assumes in accordance with Clause 2.2 (Increase),

to the extent not cancelled, transferred or reduced under this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Schedule 6 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.

“CTC” means CTC Media Inc.

“CTC Shares” means the Company’s shares in CTC.

“Dangerous Substance” means any emissions of whatever form and any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) which, taking into account the concentrations and quantities present and the manner in which it is being used or handled, it is reasonably foreseeable will cause harm to man or any other living organism or damage to the Environment (including any controlled, special, hazardous, toxic, radioactive or dangerous waste).

“Danish Kroner” means the lawful currency for the time being of the Kingdom of Denmark.

“Default” means:

(a)	an Event of Default; or

(b)	an event which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

“Defaulting Lender” means any Lender:

(a)
which has failed to make its participation in a Loan available or has notified the Facility Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 6 (Advance of a Loan);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

(ii)
payment is made, in the case of paragraph (i)(A), within five (5) Business Days of its due date and, in the case of paragraph (i)(B) within five (5) Business Days of the date on which the relevant Disruption Event ceases; or

(iii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Environment” means the media of air, water and land (wherever occurring) and in relation to the media of air and water includes, without limitation, the air and water within buildings and the air and water within other natural or man-made structures above or below ground and any water contained in any underground strata.

“Environmental Approval” means any authorisation required by an Environmental Law.

“Environmental Claim” means any claim by any person in connection with:

(a)	a breach, or alleged breach, of an Environmental Law;

(b)	any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(c)	any other environmental contamination.

“Environmental Law” means all legislation, regulations or orders (insofar as such regulations or orders have the force of law) to the extent that they relate to the protection or impairment of the Environment or the control of Dangerous Substances (whether or not in force at the date of this Agreement) which are capable of enforcement in any applicable jurisdiction by legal process.

“Environmental License” means any permit, license, authorisation, consent or other approval required by any Environmental Law.

“EURIBOR” means for a Term of any Loan or overdue amount in euro:

(a)	the applicable Screen Rate; or

(b)
if no Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Term.

“euro” means the single currency of the Participating Member States.

“Event of Default” means an event specified as such in Clause 22 (Default).

“Existing Facility” means each of:

(a)	the SEK 3,500,000,000 loan facility made available under an agreement dated 14 February 2006 between, among others, the Company and Deutsche Bank Luxembourg S.A. as facility agent; and

(b)
the SEK 3,000,000,000 credit facility made available under an agreement dated 2 July 2009 between, among others, the Company and Merchant Banking, Skandinaviska Enskilda Banken AB (publ) as facility agent.

“Facility” means the multicurrency revolving credit facility made available under this Agreement.

“Facility Office” means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement.

“FCC Letter” means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Company setting out any the amount of certain fees referred to in Clause 25 (Fees).

“Final Maturity Date” means the fifth (5th) anniversary of the date of this Agreement.

“Finance Document” means:

(a)	this Agreement;

(b)	a Fee Letter;

(c)	an Accession Agreement;

(d)	a Resignation Request; or

(e)	any other document designated as such by the Facility Agent and the Company.

“Finance Party” means a Lender or an Administrative Party.

“Financial Indebtedness” means any indebtedness in respect of:

(a)	moneys borrowed and debit balances at banks;

(b)	any debenture, bond, note, loan stock or other debt security;

(c)	any acceptance credit;

(d)	receivables sold, assigned or discounted (other than to the extent there is no recourse to the relevant party);

(e)
the acquisition cost of any asset to the extent payable after the time of acquisition or possession by the party liable where the advance payment is arranged as a method of raising finance or financing the acquisition of that asset;

(f)	any obligation under any lease which is required to be capitalised or which is treated as a finance lease under GAAP;

(g)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(h)
any currency swap or interest swap, cap or collar arrangements or any other derivative instrument, calculated by reference to the mark-to-market valuation of such transaction at the relevant time and in accordance with the usual practice of the counterparty of such transaction; and

(i)
any guarantee, indemnity or similar assurance against the indebtedness (of any nature specified in paragraphs (a) to (h) (inclusive) above) of any person, calculated by reference to the outstanding amount of the indebtedness guaranteed, indemnified or subject to such assurance at the relevant time, but without double counting and excluding any indebtedness owed to a member of the Group.

“Fitch” means Fitch Ratings Limited or any successor to its rating business.

“GAAP” means, for the consolidated accounts of the Company, international accounting principles and practices within the meaning of the IAS Regulation 1606/2002 and, for accounts of members of the Group, may include the generally accepted accounting principles in the country of that Group member.

“Group” means the Company and its Subsidiaries from time to time.

“Guarantor” means a member of the Group which becomes a Guarantor after the date of this Agreement in accordance with Clause 29.8 (Guarantors).

“Holding Company” of any other person, means a company in respect of which that other person is a Subsidiary.

“IBOR” means LIBOR, EURIBOR, CIBOR, NIBOR or STIBOR (as the case may be).

“Increased Cost” means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from the Facility or on its overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head of home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Lender” means:

(a)	an Original Lender; or

(b)	any person which becomes a Lender after the date of this Agreement in accordance with Clause 2.2 (Increase) or Clause 29 (Changes to the Parties).

“LIBOR” means for a Term of any Loan or overdue amount not denominated in euro, Danish Kroner, Norwegian Kroner or Swedish Kronor:

(a)	the applicable Screen Rate; or

(b)
if no Screen Rate is available for the relevant currency or Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. (London time) on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

“Loan” means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

“Majority Lenders” means, at any time, Lenders:

(a)	whose share in the outstanding Loans and whose undrawn Commitments then aggregate 662/3 per cent. or more of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 662/3 per cent. or more of the Total Commitments; or

(c)
if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 662/3 per cent. or more of the Total Commitments immediately before the reduction.

“Mandatory Cost” means the percentage rate per annum calculated by the Facility Agent under Schedule 4 (Calculation of the Mandatory Cost).

“Margin” means the percentage rate per annum determined in accordance with Clause 10.3 (Margin adjustment).

“Material Adverse Effect” means a material adverse effect on:

(a)	the business or financial condition of the Group taken as a whole;

(b)
the ability of the Obligors taken as a whole to perform any of its payment obligations under any Finance Document or the ability of the Company to comply with its obligations under Clause 20 (Financial covenants); or

(c)	the validity or enforceability of any material terms of any Finance Document.

“Material Group Member” has the meaning given to it in Clause 22.1 (Events of Default).

“Material Subsidiary” means, at any time, a Subsidiary of the Company whose gross assets or EBITDA then equals or exceeds ten (10) per cent. of the gross assets or Consolidated EBITDA of the Group.

For this purpose:

(a)
the contribution of a Subsidiary of the Company will be determined from its financial statements (unconsolidated if it has Subsidiaries) upon which the latest audited financial statements of the Group have been based;

(b)
if a Subsidiary of the Company becomes a member of the Group after the date on which the latest audited financial statements of the Group have been prepared, the contribution of that Subsidiary will be determined from its latest audited financial statements;

(c)
the gross assets and EBITDA of the Group will be determined from its latest audited financial statements, adjusted (where appropriate) to reflect the gross assets and EBITDA of any company or business subsequently acquired or disposed of;

(d)
if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Company, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not; and

(e)
if a Subsidiary is not wholly owned (directly or indirectly) by the Company, the gross assets and EBITDA of that Subsidiary shall when determining whether that Subsidiary is a Material Subsidiary be adjusted and calculated pro rata to the ownership portion held by the Company (directly or indirectly) in that Subsidiary.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Company will, in the absence of manifest error, be conclusive.

“Maturity Date” means the last day of the Term of a Loan.

“Metro Shares” means the Company’s present holding of shares, warrants, convertible debt instruments or other similar equity instruments in Metro International S.A.

“Moody’s” means Moody’s Investors Service Limited or any successor to its rating business.

“Net Proceeds” means, in respect of a disposal, the consideration received in cash by any member or members of the Group in respect of the disposal to any person who is not a member of the Group of all or any part of its business, undertaking or assets net of all Taxes applicable on, or to any gain resulting from, the disposal and net of all reasonable costs, fees or expenses incurred by continuing members of the Group in arranging and effecting that disposal.

“NIBOR” means for a Term of any Loan or overdue amount in Norwegian Kroner:

(a)	the applicable Screen Rate; or

(b)
if no Screen Rate is available for Norwegian Kroner or the Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent as its request, quoted by the Reference Banks to leading banks in the Norwegian interbank market.

as of 12.00 noon (Oslo time) on the Rate Fixing Day for the offering of deposits in Norwegian Kroner for a period comparable to that Term.

“Non-Consenting Lender” has the meaning given to that term in Clause 28.5 (Replacement of Lender).

“Obligor” means the Company or a Guarantor.

“Original Financial Statements” means the audited consolidated financial statements of the Company for the twelve (12) month period ending on 31 December 2009.

“Participating Member State” means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

“Party” means a party to this Agreement.

“Permitted Acquisitions” means:

(a)	acquisitions permitted under Clause 21.6(b)(vi) (Disposals);

(b)	the issue of shares or equivalent equity interests in a member of the Group or Associated Company pro rata to its existing shareholders;

(c)
the acquisition of assets or businesses provided that the total consideration payable by the Group in respect of such acquisition is not greater than SEK 2,000,000,000 (or its equivalent) in aggregate in any financial year of the Group; and

(d)	any other acquisition of assets or businesses which are related to the business of the Group, provided that:

(i)	no Default is outstanding or will occur as a result of the acquisition; and

(ii)
the Company provides the Facility Agent with a certificate signed by two authorised signatories of the Company within thirty (30) days after the relevant acquisition, confirming that the Company would have been in compliance with the financial covenants contained in Clause 20 (Financial covenants) if they had been tested on the date of completion of the acquisition (the “Completion Date”) on a pro forma basis (for the purposes of determining the calculation of Consolidated EBITDA only, by reference to the figures for the most recent financial quarter (if available for the relevant target) and otherwise by reference to the figures set out in the most recent annual accounts for the relevant target), as if the acquisition had been completed at the beginning of the relevant financial quarter (or annual accounting period)) and taking into account the effect of the payment of the consideration for the acquisition and the incurrence of any Financial Indebtedness required to be incurred by any member of the Group to finance the acquisition.

“Permitted Transaction” has the meaning given to it in Clause 22.1 (Events of Default).

“Pro Rata Share” means:

(a)	for the purpose of determining a Lender’s share in a utilisation of the Facility, the proportion which its Commitment bears to all the Commitments; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender’s share of the Loans (if any) bears to all the Loans;

(ii)	if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(iii)	if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled.

“Rate Fixing Day” means:

(a)	the first day of a Term for a Loan denominated in Sterling;

(b)	the second Business Day before the first day of a Term for a Loan denominated in any other currency (other than euro ); or

(c)	the second TARGET Day before the first day of a Term for a Loan denominated in euro,

or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

“Reference Banks” means Nordea Bank AB (publ), Swedbank AB (publ), Skandinaviska Enskilda Banken AB (publ) and any other bank or financial institution appointed as such by the Facility Agent under this Agreement.

“Repeating Representations” means the representations which are deemed to be repeated under Clause 18.17 (Times for making representations).

“Reporting Dates” means 31st March, 30th June, 30th September and 31st December in each year (each, a “Reporting Date”).

“Request” means a request for a Loan, substantially in the form of Schedule 3 (Form of Request).

“Resignation Request” means a letter in the form of Schedule 8 (Form of Resignation Request), with such amendments as the Facility Agent and the Company may agree.

“Rollover Loan” means one or more Loans:

(a)	to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan;

(c)	in the same currency as the maturing Loan; and

(d)	to be made for the purpose of refinancing a maturing Loan.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its ratings business.

“Screen Rate” means:

(a)	for LIBOR, the British Bankers Association Interest Settlement Rate;

(b)	for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union;

(c)	for CIBOR, page DKNA13;

(d)	for NIBOR, page NIBR; and

(e)	for STIBOR, page SIDE,

for the relevant currency and Term displayed on the appropriate page of the Reuters screen selected by the Facility Agent. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

“Security Interest” means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

“Separate Loan” has the meaning given to it in Clause 8 (Repayment).

“Sterling” means the lawful currency for the time being of the U.K.

“STIDOR” means for a Term of any Loan or overdue amount denominated in Swedish Kronor:

(a)	the applicable Screen Rate; or

(b)
if no Screen Rate is available for Swedish Kronor or the Term of that Loan or overdue amount, the arithmetic mean (rounded up to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the Stockholm interbank market, as of 11 .00 a.m. (Stockholm time) on the Rate Fixing Day for the offering of deposits in Swedish Kmnor for a period comparable to that Term.

“Subsidiary” means an entity of which a person has direct or indirect control or owns directly or indirectly more than fifty (50) per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

“Swedish Kronor” and SEK means the lawful currency for the time being of the Kingdom of Sweden.

“Swedish Kronor Amount” has the meaning given to that term in Clause 7.1 (General).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

“Term” means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.

“Total Commitments” means the aggregate for the time being of the Commitments, being SEK 6,500,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate, substantially in the form of Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Company.

“U.K.” means the United Kingdom.

“U.S. Dollars” means the lawful currency for the time being of the United States of America.

“Utilisation Date” means each date on which the Facility is utilised.

1.2           Construction

(a)	The following definitions have the meanings given to them in Clause 20 (Financial covenants):

(i)	Consolidated Cash and Cash Equivalents;

(ii)	Consolidated EBITDA;

(iii)	Consolidated Total Debt;

(iv)	Consolidated Total Net Debt;

(v)	Consolidated Net Financial Expenses; and

(vi)	Ratio Period.

(b)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, restatement or re-enactment and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(vi)
know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identity a person who is (or is to become) its customer;

(vii)
a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(viii)
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a currency is a reference to the lawful currency for the time being of the relevant country;

(x)	a Default being outstanding means that it has not been remedied or waived;

(xi)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xii)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xiii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xiv)	a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(xv)	a time of day is a reference to Stockholm time unless otherwise specified.

(c)
Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)
notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)
any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.

(e)	The headings in this Agreement do not affect its interpretation.

2.             FACILITY

2.1           Revolving Credit Facility

Subject to the terms of this Agreement, the Lenders make available to the Company a multicurrency revolving credit facility in an aggregate amount equal to the Total Commitments.

2.2           Increase

(a)	The Company may by giving prior notice to the Facility Agent by no later than the date falling five (5) Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with paragraph (a) of Clause 9.8 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 9.1 (Mandatory prepayment- illegality),

request that the Total Commitments be increased (and the Total Commitments under the Facility shall be so increased) in an aggregate amount in Swedish Kronor of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(i)
the increased Commitments will be assumed by one or more Lenders or, subject to paragraph (b) below, other banks or financial institutions (each an “Increase Lender”) selected by the Company (each of which shall not be a member of the Group and which is further acceptable to the Facility Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that pmt of the increased Commitments which it is to assume, as if it had been an Original Lender;

(ii)
each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(iii)
each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(iv)	the Commitments of the other Lenders shall continue in full force and effect; and

(v)
any increase in the Total Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)
The increased Commitments may be assumed by a bank or financial institution, which is not prior thereto a Lender, provided that each Lender (save for a Defaulting Lender) has been offered to become an Increase Lender and has not accepted such offer within five (5) Business Days. If more than one Lender accepts to become an Increase Lender, such Lenders shall be entitled to assume the increased Commitments up to their pro rata share of the then current Commitments attributable to such Lenders.

(c)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Facility Agent of a confirmation of such increase from the relevant Increase Lender, in a form acceptable to the Facility Agent (an “Increase Confirmation”);

(ii)
in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase the performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Company and the Increase Lender.

(d)
Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(e)
Unless the increased Commitment is assumed by an Existing Lender, the Company shall, on the date upon which the increase takes effect, pay to the Facility Agent (for its own account) a fee of SEK 20,000 and the Company shall promptly on demand pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

(f)
The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.

(g)	Clause 29.4 (Limitation of responsibility of Existing Lender) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re transfer” was a reference to respectively a “transfer”.

2.3          Nature of a Finance Party’s rights and obligations

Unless all the Finance Parties agree otherwise:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

3.           PURPOSE

3.1         Purpose

Each Loan may only be used:

(a)	to repay each Existing Facility in full; and

(b)	for the general corporate and working capital purposes of the Group (including the making of Permitted Acquisitions).

3.2          No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of the Facility.

4.             CONDITIONS PRECEDENT

4.1           Conditions precedent documents

A Request may not be given until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Part 1 of Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification to the Company and the Lenders promptly upon being so satisfied.

4.2           Further conditions precedent

The obligations of each Lender to participate in any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:

(a)	the Repeating Representations are correct in all material respects; and

(b)	no Default or, in the case of a Rollover Loan, no Event of Default is outstanding or would result from the Loan.

4.3           Maximum number

Unless the Facility Agent agrees, a Request may not be given if, as a result, there would be more than fifteen (15) Loans outstanding. Any Separate Loan shall not be taken into account in this Clause 4.3.

5.             UTILISATION - LOANS

5.1           Giving of Requests

(a)	The Company may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)
Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. one Business Day (or, for a Loan denominated in an Optional Currency (as defined in Clause 7.1 (General)), two Business Days) before the Rate Fixing Day for the proposed borrowing.

(c)	Each Request is irrevocable.

5.2           Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:

(a)	the Utilisation Date is a Business Day falling within the Availability Period;

(b)	the amount of the Loan requested is:

(i)	a minimum of SEK 50,000,000 and an integral multiple of SEK I 0,000,000 (or a minimum amount and integral multiples which complies with Clause 7 (Optional Currencies));

(ii)	the maximum undrawn amount available under the Facility on the proposed Utilisation Date; or

(iii)	such other amount as the Facility Agent may agree;

(c)	the proposed currency and Term comply with this Agreement; and

(d)	it certifies that the Loan will be applied in accordance with Clause 3 (Purpose).

Only one Loan may be requested in a Request.

6.             ADVANCE OF LOAN

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	The amount of each Lender’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in a Loan if, as a result:

(i)	its share in the Loans would exceed its Commitment; or

(ii)	the Loans would exceed the Total Commitments.

(d)
If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the Company through its Facility Office on the Utilisation Date.

7.             OPTIONAL CURRENCIES

In this Clause:

“Agent’s Spot Rate of Exchange” means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the Stockholm foreign exchange market with Swedish Kronor as of 1 1.00 a.m. on a particular day.

“Swedish Kronor Amount” of a Loan or part of a Loan means:

(a)	if the Loan is denominated in Swedish Kronor, its amount; or

(b)
if the Loan is denominated in an Optional Currency, its equivalent in Swedish Kronor calculated on the basis of the Agent’s Spot Rate of Exchange one Business Day before the Rate Fixing Day for that Term.

“Optional Currency” means any currency (other than Swedish Kronor) in which a Loan may be denominated under this Agreement.

7.2           Selection

(a)	The Company must select the currency of a Loan in its Request.

(b)
The amount of a Loan requested in an Optional Currency must be a minimum amount of the equivalent of SEK 50,000,000 and, if required by the Facility Agent, an integral multiple of 1,000,000 units of that currency.

(c)	Unless the Facility Agent otherwise agrees, the Loans may not be denominated at any one time in more than six currencies.

7.3           Conditions relating to Optional Currencies

(a)	A Loan may be denominated in an Optional Currency for a Term if:

(i)
that Optional Currency is readily available in the amount required and freely convertible into Swedish Kronor in the Stockholm foreign exchange market on the Rate Fixing Day and the first day of that Term; and

(ii)	that Optional Currency is euro, Danish Kroner, Norwegian Kroner, Sterling, U.S. Dollars or has been previously approved by the Facility Agent (acting on the instructions of all the Lenders).

(b)	If the Facility Agent has received a request from the Company for a currency to be approved as an Optional Currency, the Facility Agent must, within five (5) Business Days, confirm to the Company:

(i)	whether or not the Lenders have given their approval; and

(ii)	if approval has been given, the minimum amount (and, if required, integral multiples) for any Loan in that currency.

7.4           Revocation of currency

(a)	Notwithstanding any other term of this Agreement, if before 9.30 a.m. on any Rate Fixing Day the Facility Agent receives notice from a Lender that:

(i)	the Optional Currency requested is not readily available to it in the relevant interbank market in the amount and for the period required; or

(ii)	participating in a Loan in the proposed Optional Currency might contravene any law or regulation applicable to it,

the Facility Agent must give notice to the Company to that effect promptly and in any event before 11.00 a.m. on that day.

(b)	In this event:

(i)	that Lender must participate in the Loan in Swedish Kronor; and

(ii)	the share of that Lender in the Loan and any other similarly affected Lender(s) will be treated as a separate Loan denominated in Swedish Kronor during that Tenn.

(c)	Any party of a Loan treated as a separate Loan under this Subclause will not be taken into account for the purposes of any limit on the number of Loans or currencies outstanding at any one time.

(d)	A Loan will still be treated as a Rollover Loan if it is not denominated in the same currency as the maturing Loan by reason only of the operation of this Subclause.

7.5           Optional Currency equivalents

The equivalent in Swedish Kronor of a Loan or party of a Loan in an Optional Currency for the purposes of calculating:

(a)	whether any limit under this Agreement has been exceeded;

(b)	the amount of a Loan;

(c)	the share of a Lender in a Loan;

(d)	the amount of any repayment or prepayment of a Loan; or

(e)	the undrawn amount of a Lender’s Commitment, is its Swedish Kronor Amount.

7.6          Notification

The Facility Agent must notify the Lenders and the Company of the relevant Swedish Kronor Amount (and the applicable Agent’s Spot Rate of Exchange) promptly after they are ascertained.

8.             REPAYMENT

(a)	Subject to paragraph (c) below, the Company must repay each Loan in full on its Maturity Date.

(b)	Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-borrowed.

(c)
At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the Final Maturity Date and will be treated as separate Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(d)
The Company may prepay each Separate Loan by giving five (5) Business Days’ prior notice to the Facility Agent. The Facility Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)
Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Company by the time and date specified by the Facility Agent (acting reasonably) and will be payable by the Company to the Defaulting Lender on the last day of each Interest Period of that Separate Loan.

(f)
The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

9.             PREPAYMENT AND CANCELLATION

9.1           Mandatory prepayment - illegality

(a)
A Lender must notify the Facility Agent and the Company promptly if it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan.

(b)	After notification under paragraph (a) above:

(i)	the Company must repay or prepay the share of that Lender in each Loan on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)	the last day of the current Term of that Loan; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

9.2           Mandatory Prepayment Upon Control Event

(a)	If a Control Event occurs:

(i)	the Company shall promptly notify the Facility Agent upon becoming aware of such Control Event; and

(ii)
if the Majority Lenders so require, the Facility Agent shall, by not less than twenty (20) Business Days’ notice to the Company, cancel the Total Commitments and declare all outstanding Loans, together with all accrued interest, fees and other amounts outstanding under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purposes of this Clause 9.2:

(i)
a “Control Event” occurs if any person or group of persons acting in concert (other than a Stenbeck Party) directly or indirectly acquires, at any time after the date of this Agreement, beneficial ownership of shares in the Company to which attach more than the higher of:

(A)	thirty (30) per cent. of the voting rights attaching to all of the issued share capital of the Company at that time; and

(B)	the percentage of voting rights attaching to all of the issued share capital of the Company held by one or more Stenbeck Party at that time,

other than with the prior written consent of the Majority Lenders (such consent not to be unreasonably withheld). For these purposes, but without limitation, it shall not be unreasonable for any Lender to withhold its consent if it confirms to the Company that the Control Event, in its opinion, has caused or will cause a deterioration in the credit quality of the Group, or has caused or will cause any internal or regulatory limit applicable to that Lender to be breached;

(ii)	a “Stenbeck Party” is

(A)	Anima Regni LP;

(B)	Sapere Aude Trust or any legal entity to which Sapere Aude Trust has or will distribute its assets;

(C)
any of Jan Stenbeck’s siblings, uncles, aunts, children, grandchildren, or any other direct or indirect heir or any spouse of any of the foregoing persons or remoter issue or any spouse of any of the foregoing persons;

(D)
the executors, trustees or other legal representatives of the estate or any assets of any of the foregoing persons; including, for the avoidance of doubt, Investment AB Kinnevik (publ) or any of its Subsidiaries;

(E)
companies, trusts or other legal entities controlled (for each such company, by way of capital and votes) by one or more of the persons under (A) to (D) above or where one or more of the persons under (C) is a beneficiary, and/or

(F)	any foundation or similar entity controlled by one or more of the persons under (A) to (E) above.; and

(iii)	“acting in concert” means acting together pursuant to an agreement or understanding (whether formal or informal).

9.3          Mandatory prepayment - disposals

(a)
If any member of the Group receives any Net Proceeds in respect of the disposal of any of the assets, business or undertaking of any member of the Group, the Company shall notify the Facility Agent of the receipt within twenty (20) Business Days after the receipt and shall (if so requested in writing by the Majority Lenders) apply, or shall procure that there is applied, an amount equal to the Net Proceeds of such disposal in or towards prepayment of the Loans in accordance with this Clause, provided that the foregoing requirement to prepay or notify shall not apply where;

(i)
the Company notifies the Facility Agent within twenty (20) Business Days after the date of this disposal that Net Proceeds of such disposal are to be applied in reinvestment in the business of the Group, and those Net Proceeds are so reinvested within three-hundred and sixty (360) days of the date of disposal or, if later, of the date of receipt of the relevant Net Proceeds; or

(ii)	the disposal is permitted by Clause 21 .6(b)(i), (ii), (iv), (v), (vi), (vii), (viii), or (ix) (Disposals); or

(iii)
the disposal is permitted by Clause 21.6(b)(iii) or (x) (Disposals) and the Net Proceeds of the disposal, when aggregated with the Net Proceeds of all other such disposals in the same financial year of the Group, do not exceed SEK 1,000,000,000 (or its equivalent) (for the avoidance of doubt, Net Proceeds which do not in aggregate exceed SEK 1 ,000,000,000 (or its equivalent) in any financial year shall not be required to be applied towards prepayment under this Clause 9.3 ).

(b)	Any prepayment under this sub-clause must be made:

(i)	on or before the last day of the Term(s) of the Loan(s) to be prepaid current at the time the relevant Net Proceeds were received; or

(ii)
if the Net Proceeds of the disposal are to be reinvested in the business of the Group in accordance with paragraph (a)(i) above, at the end of the threehundred and sixty (360) day period within which such reinvestment must occur, if such reinvestment has not occurred by then.

9.4           Voluntary prepayment

(a)	The Company may, by giving not less than five (5) Business Days’ prior notice to the Facility Agent, prepay any Loan at any time in whole or in part.

(b)
A prepayment of part of a Loan must be in a minimum Swedish Kronor Amount (as defined in Clause 7.1 (General)), of SEK 50,000,000 and an integral multiple of SEK 10,000,000 or an amount which complies with Clause 7 (Optional Currencies).

9.5           Automatic cancellation

The Commitment of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

9.6           Voluntary cancellation

(a)	The Company may, by giving not less than three (3) Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

(b)	Partial cancellation of the Total Commitments must be in a minimum amount of SEK 50,000,000.

(c)	Any cancellation in part will be applied against the Commitment of each Lender pro rata.

9.7           Involuntary prepayment and cancellation

(a)	If an Obligor is, or will be, required to pay to a Lender:

(i)	a Tax Payment;

(ii)	an Increased Cost; or

(iii)	any amount under paragraph 3 of Schedule 4 (Calculation of the Mandatory Cost),

the Company may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)	After notification under paragraph (a) above:

(i)	the Company must repay or prepay that Lender’s share in each Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)	the last day of the Term for that Loan; or

(ii)	if earlier, the date specified by the Company in its notification.

9.8           Right of cancellation in relation to a Defaulting Lender

(a)
If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent five (5) Business Days’ notice of cancellation of the Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

9.9           Re-borrowing of Loans

Any voluntary prepayment of a Loan may be re-borrowed on the terms of this Agreement. Any mandatory or involuntary prepayment of a Loan may not be re-borrowed.

9.10        Miscellaneous provisions

(a)
Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

(f)	Where there is a mandatory or involuntary prepayment of a Loan, the Commitments will, at the same time, be reduced by the same amount.

(g)	If there are no Loans to be prepaid, the Commitments will be reduced by the amount of the Loans which would have been prepaid if they were outstanding at that time.

10.           INTEREST

10.1        Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin;

(b)	IBOR; and

(c)	Mandatory Cost.

10.2        Payment of interest

Except where it is provided to the contrary in this Agreement, the Company must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

10.3        Margin adjustment

(a)
Subject to the following provision of this Clause 10.3, the initial Margin shall be the percentage rate per annum specified opposite the range into which the ratio of Consolidated Total Net Debt to Consolidated EBITDA (as calculated under Clause 20.3 (Consolidated Total Net Debt to Consolidated EBITDA)) in the table in paragraph (b) below, as shown in the Compliance Certificate delivered to the Facility Agent in accordance with Clause 4.1 (Conditions precedent documents), falls.

(b)
Subject to paragraph (c) below, the Margin will be adjusted (upwards or downwards) to the percentage rate per annum specified below opposite the range into which the ratio of Consolidated Total Net Debt to Consolidated EBITDA (as calculated under Clause 20.3 (Consolidated Total Net Debt to Consolidated EBITDA)), as shown in the most recent Compliance Certificate, falls:

Ratio of Consolidated Total Net Debt to Consolidated EBITDA	Margin
3.00:1 or higher	1.90 per cent.

greater than or equal to 2.50:1 (but lower than 3.00:1)	1.45 per cent.

greater than or equal to 2.00:1 (but lower than 2.50:1)	1.20 per cent.

greater than or equal to 1.50:1 (but lower than 2.00:1)	1.05 per cent.

greater than or equal to 0.75:1 (but lower than 1.50:1)	0.90 per cent.

lower than 0.75:1	0.80 per cent.

(c)	Subject to paragraph (d) below, any change in the Margin will apply:

(i)	to each Loan made after the date of receipt by the Facility Agent of the relevant Compliance Certificate; and

(ii)	to the commitment fee payable under Clause 25.2 (Commitment Fee), with effect from the date the relevant Compliance Certificate is delivered.

(d)	For so long as:

(i)	the Company is in default of its obligation under this Agreement to provide a Compliance Certificate; or

(ii)	an Event of Default is outstanding,

the Margin will be 1.90 per cent. per annum.

(e)
If the Margin has been calculated on the basis of a Compliance Certificate but would have been higher if it had been based on the subsequent financial statements of the Company the Margin will instead be calculated by reference to the relevant financial statements of the Company. Any change will have a retrospective effect. If, in this event, any amount of interest has been paid by the Company on the basis of the Compliance Certificate, the Company must immediately pay to the Facility Agent any shortfall in the amount which would have been paid to the Lenders if the Margin had been calculated by reference to the relevant financial statements.

10.4        Interest on overdue amounts

(a)
If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)
Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Terms of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable before the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

10.5        Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

11.           TERMS

11.1        Selection

(a)	Each Loan has one Term only.

(b)	The Company must select the Term for a Loan in the relevant Request.

(c)	Subject to the following provisions of this Clause 11, each Term for a Loan will be one (1), two (2), three (3) or six (6) months or any other period agreed by the Company and the Lenders.

11.2        No overrunning the Final Maturity Date

If a Term would otherwise overrun the applicable Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

11.3        Notification

The Facility Agent must notify each relevant Party of the duration of each Term promptly after ascertaining its duration.

12.           MARKET DISRUPTION

12.1        Failure of a Reference Bank to supply a rate

If IBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (local time) on a Rate Fixing Day, the applicable IBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

12.2        Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)	IBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon (local time) on the Rate Fixing Day; or

(ii)
the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 50 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of IBOR for the relevant Term.

(b)	The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)	Margin;

(ii)
rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(iii)	Mandatory Cost.

12.3        Alternative basis of interest or funding

(a)
If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than thirty (30) days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

13.          TAXES

13.1        General

In this Clause “Tax Credit” means a credit against any Tax or any relief or remission for Tax (or its repayment).

13.2        Tax gross-up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
If an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)
If a Tax Deduction is required by law to be made by an Obligor or the Facility Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)
Within thirty (30) days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

13.3        Tax indemnity

(a)
Except as provided in paragraph (b) below, the Company must indemnify a Finance Party against any loss or liability which that Finance Party determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(ii)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company and the Facility Agent of the event which will give, or has given, rise to the claim.

13.4        Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party (in its absolute discretion) determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	it has used and retained that Tax Credit,

the Finance Party must pay an amount to the Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.

13.5        Stamp taxes

The Company must pay and indemnify each Finance Party against any stamp duty, stamp duty land tax, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

13.6        Value added taxes

(a)
Any amount payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax (and such Finance Party shall promptly provide an appropriate VAT or similar invoice to such Obligor).

(b)
Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party must also at the same time pay and indemnify the Finance Party against all value added tax or any other Tax of a similar nature incurred by the Finance Party in respect of those costs or expenses but only to the extent that the Finance Party (acting reasonably) determines that neither it nor its Affiliates is entitled to credit or repayment from the relevant tax authority in respect of the Tax.

14.           INCREASED COSTS

14.1        Increased Costs

Except as provided below in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation, in each case occurring after the date of this Agreement; or

(b)	compliance with any law or regulation made after the date of this Agreement.

14.2        Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for under another Clause (including by payment of Mandatory Costs) or would have been but for an exception to that Clause;

(c)	attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation; or

(d)
resulting from the implementation or application of any compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form which exists on the date of this Agreement (“BASEL II”) or any other law or regulation which implements BASEL II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

14.3        Claims

(a)
A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent shall promptly notify the Company.

(b)	Each Finance Party must, as soon as practicable after a demand by the Facility Agent, provide the Company with:

(i)	a certificate confirming the amount of its Increased Cost; and

(ii)	reasonable details of the basis of the computation of such claim.

15.           MITIGATION

15.1        Mitigation

(a)	Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)	that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank, the Bank of England and/or the Financial Services Authority

(or, in either case, any other authority which replaces any of its functions).

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)	The Company must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause.

(d)	A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

15.2        Conduct of business by a Finance Party

No term of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

16.           PAYMENTS

16.1        Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank:

(a)	in the principal financial centre of the country of the relevant currency; or

(b)	in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to that Party for this purpose by not less than five (5) Business Days’ prior notice.

16.2        Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

16.3        Distribution

(a)
Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank:

(i)	in the principal financial centre of the country of the relevant currency; or

(ii)	m the case of euro, in the principal financial centre of a Participating Member State, London or Stockholm,

as it may notify to the Facility Agent for this purpose by not less than five (5) Business Days’ prior notice.

(b)
The Facility Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)
Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

16.4        Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(d)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(e)	Each other amount payable under the Finance Documents is payable in Swedish Kronor.

16.5        No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be made without set-off or counterclaim.

16.6        Business Days

(a)
If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

16.7        Partial payments

(a)
If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Administrative Party must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Patties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by the Majority Lenders, vaty the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)	This Subclause will override any appropriation made by an Obligor.

16.8        Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within five Business Days of demand by the relevant Finance Party.

16.9        Disruption to Payment Systems etc.

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Company that a Disruption Event has occurred:

(a)
the Facility Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)
the Facility Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Facility Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Patties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 28 (Amendments and Waivers);

(e)
the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 16.9; and

(f)	the Facility Agent shall notify the Finance Patties of all changes agreed pursuant to paragraph (d) above.

17.           GUARANTEE AND INDEMNITY

17.1        Guarantee and indemnity

Subject to any limitations set out in Clause 17.10 (Limitations) and/or in any Accession Agreement, each Guarantor jointly and severally and irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by the Company of all its obligations under the Finance Documents;

(b)
undertakes with each Finance Party that, whenever the Company does not pay any amount when due under any Finance Document, that Guarantor must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor; and

(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Company not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause if the amount claimed had been recoverable on the basis of a guarantee.

17.2        Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3        Reinstatement

(a)
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of each Guarantor under this Clause will continue or be reinstated as if the discharge, release or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

17.4        Waiver of defences

The obligations of each Guarantor under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any Finance Party). This includes:

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Finance Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security.

17.5        Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from that Guarantor under this Clause.

17.6        Appropriations

Until all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	without affecting the liability of any Guarantor under this Clause:

(i)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts; or

(ii)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of that Guarantor’s liability under this Clause.

17.7        Non-competition Unless:

(a)	all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full; or

(b)	the Facility Agent otherwise directs, no Guarantor will, after a claim has been made or by viitue of any payment or performance by it under this Clause:

(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)
be entitled to any right of contribution or indemnity neither from a Finance Party nor an Obligor in respect of any payment made or moneys received on account of that Guarantor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf);

(iv)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1; or

(v)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

Each Guarantor must immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause.

17.8        Release of Guarantors’ right of contribution

If any Guarantor ceases to be a Guarantor in accordance with the terms of the Finance Documents:

(a)
that Guarantor will be released by each other Guarantor from any liability whatsoever to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)
each other Guarantor will waive any right it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right of any Finance Party under any Finance Document or of any other security taken under, or in connection with, any Finance Document by any Finance Party.

17.9        Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

17.10      Limitations

The obligation of any Guarantor incorporated in Sweden in its capacity as a Guarantor (each a “Swedish Guarantor”) shall be limited, if (and only if) required by the provision of the Swedish Companies Act (Aktiebolagslagen (2005:551)) regulating (i) unlawful financial assistance (Chapter 21, Sections 1-7 (or its equivalent from time to time)) and (ii) distribution of assets (Chapter 17, Sections 3-4, (or its equivalent from time to time)) and it is understood that the liability of each Swedish Guarantor under this Clause only applies to the extent permitted by the above mentioned provision of the Swedish Companies Act. The Company shall ensure that each member of the Group which becomes a Swedish Guarantor after the date of this Agreement has taken all steps open to that Swedish Guarantor (including, but not limited to, ensuring that shareholder resolutions are obtained) to eliminate or reduce, to the extent possible, any limitation on that Swedish Guarantor’s liability under this Clause.

18.           REPRESENTATIONS

18.1        Representations

The representations set out in this Clause are made by each Obligor or (if it so states) the Company to each Finance Party.

18.2        Status

(a)	It is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and cany on its business as it is being conducted.

18.3        Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

18.4        Legal validity

(a)
Subject to any general principles of law applying to companies generally limiting its obligations and referred to in any legal opinion to be delivered under Schedule 2 (Conditions precedent documents), each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

(b)	Each Finance Document to which it is a party is in the proper form for its enforcement in the jurisdiction of its incorporation.

18.5        Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any document which is binding upon it or any of its Subsidiaries or any of its or its Subsidiaries’ assets,

(in the case of paragraph (c) only) to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

18.6        No default

(a)	No Event of Default is continuing or will result from the making of any Loan; and

(b)
no other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or any of its (or any of its Subsidiaries’) assets to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect.

18.7        Authorisations

All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect unless the failure to obtain or effect (as appropriate) such authorisation could not reasonably be expected to have a Material Adverse Effect.

18.8        Financial statements

Its audited financial statements most recently delivered to the Facility Agent (which, in the case of the Company at the date of this Agreement, are the Original Financial Statements):

(a)	have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, consistently applied; and

(b)	fairly represent its financial condition (consolidated, if applicable) as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

18.9        No material adverse change

In the case of the Company only, as at the date of this Agreement there has been no material adverse change in the consolidated financial condition of the Group since the date to which the Original Financial Statements were drawn up.

18.10      Litigation

No material litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect.

18.11      Pari passu ranking

As at the date of this Agreement, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily prefetTed by law applying to companies generally.

18.12     `Taxes on payments

As at the date of this Agreement, all amounts payable by it under the Finance Documents may be made without any Tax Deduction.

18.13     `Stamp duties

As at the date of this Agreement, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document to which it is a party.

18.14     Immunity

(a)
The execution by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes; and

(b)	it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

18.15     No misleading information

As of the date of this Agreement, any factual information contained in the power point presentation dated 17 September 2010 and entitled “Modern Times Group MTG AB – SEK 6.5 billion Refinancing – Financial projections” prepared by the Company and distributed to the Lenders, was, to the Company’s best knowledge and belief, true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated (for the avoidance of doubt, this Clause 18.15 shall not be construed as a warranty or representation in respect of any forecasts or projections contained in such presentation).

18.16     Jurisdiction/governing law

(a)	Subject to any general principles of law applying to companies generally and referred to in any legal opinion to be delivered under Schedule 2 (Conditions precedent documents), its:

(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of Sweden;

(ii)	agreement that this Agreement is governed by Swedish law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled, are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b)	any judgment obtained in Sweden will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

18.17      Times for making representations

(a)
Save for the representation set out in Clause 18.9 (No material adverse change) which is given by the Company only, the representations set out in this Clause are made by each Obligor on the date of this Agreement.

(b)	Unless a representation is expressed to be given at a specific date, each representation is deemed to be repeated by:

(i)	each Guarantor and the Company on the date that Guarantor becomes an Obligor; and

(ii)	each Obligor on the date of each Request and the first day of each Term.

(c)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

19.          INFORMATION COVENANTS

19.1       Financial statements

The Company shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as practicable (and in any event within one-hundred eighty (180) days of the end of each financial year), the audited accounts of:

(i)	the Company and its Subsidiaries on a consolidated basis; and

(ii)	the Company on an unconsolidated basis, for such financial year; and

(b)
as soon as reasonably practicable (and in any event within sixty (60) days of each Reporting Date), the quarterly reports of the Company and its Subsidiaries on a consolidated basis for the financial quarter ending on such Reporting Date.

19.2        Form of financial statements

(a)
The Company must ensure that each set of financial statements supplied under this Agreement fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up.

(b)	The Company must notify the Facility Agent of any material change to the manner in which its audited consolidated financial statements are prepared.

(c)	If requested by the Facility Agent, the Company must supply to the Facility Agent:

(i)	a full description of any change notified under paragraph (b) above; and

(ii)
sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Facility Agent under this Agreement.

(d)
If requested by the Facility Agent, the Company must enter into discussions for a period of not more than thirty (30) days with a view to agreeing any amendments required to be made to this Agreement to place the Company and the Lenders in the same position as they would have been in if the change described in paragraph (b) above had not happened. Any agreement between the Company and the Facility Agent will be, with the prior consent of the Majority Lenders, binding on all the Parties.

(e)
If no agreement is reached under paragraph (d) above on the required amendments to this Agreement, the Company must ensure that its auditors certify those amendments; the certificate of the auditors will be, in the absence of manifest error, binding on all the Parties.

19.3        Compliance Certificate

(a)	The Company must supply to the Facility Agent a Compliance Certificate with each set of its financial statements sent to the Facility Agent under this Agreement.

(b)	A Compliance Certificate must be signed by the chief executive officer and the chief financial officer or any other two authorised signatories of the Company.

19.4        Information - miscellaneous

The Company must supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

(a)	copies of all documents despatched by any Obligor to its creditors generally or any class of them at the same time as they are despatched;

(b)
promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which have or could reasonably be expected to, if adversely determined, have a Material Adverse Effect subject to compliance with any applicable law or regulation;

(c)	promptly on request, a list of the then current Material Subsidiaries; and

(d)
promptly on request, such further information in the possession of a member of the Group regarding the financial condition and operations of the Group or the Company as any Finance Party through the Facility Agent may reasonably request subject to compliance with any applicable law, regulation or confidentiality undertaking.

19.5        Notification of Default

(a)
Unless the Facility Agent has already been so notified by another Obligor, each Obligor must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)
Promptly on request by the Facility Agent, the Company must supply to the Facility Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

19.6        Year end

The Company shall not change its financial year end.

19.7       Use of websites

(a)	Except as provided below, the Company may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:

(i)	the Facility Agent and the Lender agree;

(ii)	the Company and the Facility Agent designate an electronic website for this purpose;

(iii)	the Company notifies the Facility Agent of the address of and password for the website; and

(iv)	the information posted is in a format agreed between the Company and the Facility Agent.

The Facility Agent must supply each relevant Lender with the address of and password for the website.

(b)	Notwithstanding the above, the Company must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)	any Lender not agreeing to receive information via the website; and

(ii)	within ten Business Days of request any other Lender, if that Lender so requests.

(c)	The Company must promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in sub-paragraphs (i) or (ii) above occur, the Company must supply any information required under this Agreement in paper form until the Facility Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

19.8        Know your customer requirements

(a)
Each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)
An Obligor is only required to supply any information under paragraph (a) above, if the necessary information is not already easily accessible to the relevant Finance Party and the requirement arises as a result of:

(i)	the introduction of any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)
any change in the status of an Obligor or, in the case of an Obligor other than the Company, any change in the composition of shareholders of an Obligor where a shareholder is not an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a person that is not a Lender before that assignment or transfer.

(c)
Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all applicable know your customer requirements.

20.          FINANCIAL COVENANTS

20.1        Definitions

In this Clause:

“Consolidated Cash and Cash Equivalents” means, at any time:

(a)	cash in hand or on deposit with any acceptable bank;

(b)	certificates of deposit, maturing within one year after the relevant date of calculation, issued by an acceptable bank;

(c)
any investment in marketable obligations issued or guaranteed by the government of the United States of America, any Participating Member State at the date of this Agreement, Sweden, Norway, Denmark or the U.K. or by an instrumentality or agency of the government of the United States of America any Participating Member State at the date of this Agreement, Sweden, Norway, Denmark or the U.K.;

(d)	open market commercial paper:

(i)	for which a recognised trading market exists;

(ii)	issued in the United States of America, any Participating Member State at the date of this Agreement, Sweden, Norway, Denmark or the U.K.;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)
which has a credit rating of at least A-I by S&P, F2 by Fitch or P-1 by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating (or in either case equivalent ratings in the local Scandinavian market);

(e)	Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an acceptable bank (or any dematerialised equivalent);

(f)
the positive market value of any currency swap or interest swap, cap or collar arrangements or any other derivative instrument entered into in the ordinary course of business, calculated by reference to the mark-to-market valuation of such transaction at the relevant time and in accordance with the usual practice of the counterparty of such transaction, provided that such instrument can be realized into cash on customary terms and that a market value for such transaction is available (excluding any currency forward contracts that fulfil the principles for hedge accounting); or

(g)
any other instrument, security or investment approved by the Majority Lenders, in each case, to which and to the extent any member of the Group is entitled at that time and which is capable of being applied against Consolidated Total Debt. For this purpose an acceptable bank is a commercial bank or trust company which has a rating of A or higher by S&P or Fitch or A2 or higher by Moody’s or a comparable rating from a nationally recognised credit rating agency for its long-term debt obligations or has been approved by the Majority Lenders.

“Consolidated EBITDA” means the consolidated profit for any period of the Group:

(a)
before taking into account any Consolidated Net Financial Expenses, Taxes payable, dividends paid in that period by members of the Group and any extraordinary gains or losses (including but not limited to those arising on asset disposals and restructuring costs in connection with any acquisition);

(b)	before deducting any depreciation or amortisation; and

(c)	adding any profits pertaining to Associated Companies,

and thereafter deducting any profits pertaining to Associated Companies to the extent such profit exceeds thirty (30) per cent. of the Consolidated EBITDA of the Group as calculated in accordance with paragraphs (a) – (c) above.

“Consolidated Total Debt” means, at any time, all Financial Indebtedness of the Group computed on a consolidated basis excluding any Financial Indebtedness as a result of currency forward contracts, provided that such contracts/transactions fulfil the principles for hedge accounting.

“Consolidated Total Net Debt” means at any time Consolidated Total Debt less Consolidated Cash and Cash Equivalents.

“Consolidated Net Financial Expenses” means, for any period, the sum of all interest payable, fees payable and other recurring finance charges accrued in respect of Consolidated Total Debt during that period, less any interest receivable by the Group accrued during that period.

“Ratio Period” means each period of twelve months ending on a Reporting Date.

20.2        Interpretation

(a)
Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

(b)	Any amount in a currency other than Swedish Kronor is to be taken into account at its Swedish Kronor equivalent calculated on the basis of:

(i)
the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the Stockholm foreign exchange market with Swedish Kronor at or about 11:00 a.m. on the day the relevant amount falls to be calculated; or

(ii)	if the amount is to be calculated on the last day of a Ratio Period, the relevant rates of exchange used by the Group in, or in connection with, its consolidated financial statements for that period.

(c)	No item must be credited or deducted more than once in any calculation under this Clause.

20.3        Consolidated Total Net Debt to Consolidated EBITDA

The Company must ensure that the ratio of Consolidated Total Net Debt (as at the end of each Ratio Period) to Consolidated EBITDA, in respect of that Ratio Period, is not greater than 3.5:1 .

20.4        Consolidated EBITDA to Consolidated Net Financial Expenses

The Company must ensure that the ratio of Consolidated EBITDA to Consolidated Net Financial Expenses is not, in respect of any Ratio Period, less than 3.0:1.

21.           GENERAL COVENANTS

21.1        General

Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to each member of the Group, each Obligor must ensure that each of its Subsidiaries performs that covenant.

21.2        Authorisations

Each Obligor must promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

21.3        Compliance with laws

Each Obligor must comply in all respects with all laws to which it is subject where failure to do so has or is reasonably likely to materially impair its ability to perform its obligations under the Finance Documents.

21.4        Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

21.5        Negative pledge

(a)	Except as provided below, no member of the Group may create or allow to exist any Security Interest on any of its assets.

(b)	Paragraphs (a) above and (c) below do not apply to:

(i)	any lien arising by operation of law in the ordinary course of business;

(ii)	any Security Interest or Quasi-Security created with the prior consent of the Majority Lenders;

(iii)
any Security Interest granted in favour of insurance companies in connection with pension arrangements for past and present employees of the Group provided that the Financial Indebtedness subject to such Security Interest does not exceed SEK 100,000,000 (or its equivalent in other currencies) in aggregate;

(iv)
any Security Interest or Quasi-Security created by a retention of title by any supplier arising out of that suppliers’ standard conditions of supply of goods provided the purchase price of the relevant asset is paid within twelve months of delivery of that asset;

(v)	any Security Interest or Quasi-Security arising by a banker’s right of set-off arising by operation of law in the ordinary course of business;

(vi)
Security Interests or Quasi-Security existing in respect of assets or Subsidiaries at the time of their acquisition and not created or increased in contemplation of the relevant acquisition provided that these Security Interests or Quasi-Security are not extended to any other assets of the Group and are discharged within six (6) months of such acquisition;

(vii)	any Security Interest or Quasi-Security created by any member of the Group over cash balances which arises under a cash pooling arrangement permitted by Clause 21.7(b)(iv) (Financial Indebtedness); or

(viii)	any other Security Interest or Quasi-Security securing an aggregate principal amount which does not exceed SEK 450,000,000 or its equivalent in any other currencies.

(c)           Subject to sub-paragraph (b) above, no member of the Group may:

(i)	sell, transfer or otherwise dispose of any of its assets on terms where such assets are or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)
enter into any other preferential arrangement having a similar effect, in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset (an arrangement or transaction falling within this paragraph (c) being a “Quasi-Security”).

21.6        Disposals

(a)	Except as provided below, no member of the Group may, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets.

(b)	Paragraph (a) does not apply to:

(i)	disposals made in the ordinary course of business of the disposing entity;

(ii)	disposals of cash raised or borrowed for the purpose for which it was raised or borrowed or disposals of cash representing the proceeds of insurance for the purpose of replacing the insured asset;

(iii)	disposals of assets which are no longer required by the Group on an arm’s length basis;

(iv)	disposals of assets in exchange for other assets (other than cash or cash equivalents) comparable or superior as to type, value and quality;

(v)	other disposals expressly permitted by this Agreement;

(vi)	disposals of assets by one member of the Group to another member of the Group;

(vii)	payments of dividends (including dividends in kind) declared, or any other lawful distribution made to its shareholders, in respect of the ordinaty share capital of any member of the Group;

(viii)
disposals of (i) any of the Metro Shares, (ii) any of the CTC Shares, (iii) any of the CDON Instruments or (iv) any Subsidiary of the Company owning the CDON Instruments, provided that such Subsidiary is a special purpose vehicle for the purpose of holding the CDON Instruments;

(ix)
disposals on arm’s length terms of assets not permitted under paragraph (i) to (vi) above, provided that the aggregate Net Proceeds in respect of such disposals do not exceed SEK I ,000,000,000 (or its equivalent in other currencies) in any financial year of the Group; and

(x)
disposals on arm’s length terms of assets not permitted under paragraphs (i) to (ix) above, provided that the Company provides the Facility Agent with a certificate signed by two authorised signatories of the Company within thirty (30) days after the relevant disposal, confirming that the Company would have been in compliance with the financial covenants contained in Clause 20 (Financial covenants) if they had been tested on the date of completion of the disposal (the “Completion Date”) on a pro forma basis (for the purposes of determining the calculation of Consolidated EBITDA only, by reference to the Ratio Period in respect of which a Compliance Certificate has most recently been given (or if no Compliance Certificate has been given, by reference to the twelve (12) month period ending on the Completion Date), as if the disposal had been completed, and the consideration for it had been received, at the beginning of the relevant Ratio Period (or twelve (12) month period)).

21.7        Financial Indebtedness

(a)	Except as provided below no member of the Group (other than the Company or a Guarantor) may incur any Financial Indebtedness.

(b)           Paragraph (a) does not apply to:

(i)	until the first Utilisation Date, Financial Indebtedness under each Existing Facility;

(ii)	Financial Indebtedness incurred under the Finance Documents or with the prior written consent of the Majority Lenders;

(iii)	Financial Indebtedness owed by a member of the Group to another member of the Group;

(iv)
Financial Indebtedness incurred in connection with any cash pooling arrangements, provided that such arrangements are operated on the basis that no net overdraft, which exceeds SEK 150,000,000 (or its equivalent in other currencies) in aggregate for all such overdrafts, arises within the cash pool; and

(v)	other Financial Indebtedness not permitted under paragraphs (i) to (iv) above in an aggregate amount not exceeding SEK 1,000,000,000 (or its equivalent).

21.8        Change of business

The Company must ensure that no substantial change is made to the general nature or scope of the business of the Group from that carried on at the date of this Agreement.

21.9        Mergers

(a)	Except as provided below, no Obligor may enter into any amalgamation, demerger, merger or reconstruction (a Merger).

(b)	Paragraph (a) does not apply to:

(i)	any Merger:

(A)	carried out on a solvent basis;

(B)	where the Obligor is the surviving entity and that Obligor’s obligations under the Finance Documents continue in full force and effect after the Merger; and

(C)
which, if carried out with an entity which is not a member of the Group under a transaction covered by Clause 21.10 (Acquisitions), would comply with the conditions in sub-paragraph (d)(ii) of the definition of Permitted Acquisitions in Clause 1.1 (Definitions); or

(ii)	any Merger previously agreed to in writing by the Majority Lenders.

21.10      Acquisitions

Except for Permitted Acquisitions, no member of the Group may acquire all or any part of the assets, property or business of any other person (other than a member of the Group) or any assets that constitute a division or operating unit of the business of any other person (other than another member of the Group).

21.11      Environmental matters

(a)
Each member of the Group must ensure that it is, and has been, in compliance with all Environmental Law and Environmental Approvals applicable to it, where failure to do so has or is reasonably likely to have a Material Adverse Effect or results in any liability for a Finance Party.

(b)	Each Obligor must promptly upon becoming aware notify) the Facility Agent of:

(i)	any Environmental Claim current, or to its knowledge, pending or threatened; or

(ii)
any circumstances reasonably likely to result in an Environmental Claim, which has or, if substantiated, is reasonably likely to either have a Material Adverse Effect or result in any liability for a Finance Party.

21.12      Insurance

Each member of the Group must insure its business and assets with insurance companies to such an extent and against such risks as companies engaged in a similar business normally insure.

21.13      Arm’s length terms

(a)
In this Clause, “Major Shareholder” means any person or group of persons acting in concert which beneficially directly or indirectly owns or controls (as defined in the definition of Subsidiary in Clause 1.1) shares in the Company to which attach thirty (30) per cent. or more of the voting rights attaching to all the issued share capital of the Company.

(b)
No member of the Group will incur any liability to or for the benefit of any Major Shareholder (or any Affiliate thereof) which are on terms no worse to the relevant member of the Group than arm’s length terms in the ordinary course of business.

(c)	Paragraph (b) above does not apply to dividends or any other distribution to shareholders from ordinary share capital which is lawfully paid by any member of the Group.

22.          DEFAULT

22.1       Events of Default

(a)	Each of the events set out in this Clause is an Event of Default.

(b)	In this Clause;

“Material Group Member” means an Obligor or a Material Subsidiary; and “Permitted Transaction” means:

(i)	an intra-Group re-organisation of a Material Subsidiary on a solvent basis; or

(ii)	any other transaction agreed by the Majority Lenders.

22.2        Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless:

(a)	its failure to pay is caused by;

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)           payment is made within;

(i)	(in the case of (a)(i) above) five (5) Business Days of its due date; or

(ii)	(in the case of (a)(ii) above) five (5) Business Days of the date on which such Disruption Event ceases.

22.3       Breach of other obligations

(a)	An Obligor does not comply with any term of Clause 20 (Financial covenants); or

(b)	an Obligor does not comply with any other term of the Finance Documents not already referred to in this Clause, unless the non-compliance:

(i)	is capable of remedy; and

(ii)
is remedied, in the case of Clauses 21.5 (Negative pledge), 21.6 (Disposals), 21.7 (Financial Indebtedness), 21.9 (Mergers) or 21.10 (Acquisitions) within seven (7) Business Days and, in each other case, within twenty one (21) days of the earlier of the Facility Agent giving notice and the Obligor becoming aware of the non-compliance.

22.4        Misrepresentation

A representation made or repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of any Obligor under any Finance Document is incorrect in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation:

(a)	are capable of remedy; and

(b)	are remedied within twenty one (21) days of the earlier of the Facility Agent giving notice and the Obligor becoming aware of the misrepresentation.

22.5       Cross-default

Any of the following occurs in respect of a member of the Group:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable;

(ii)	is placed on demand; or

(iii)	is capable of being declared by a creditor to be prematurely due and payable or being placed on demand,

in each case, as a result of an event of default (howsoever described); or

(c)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described),

unless the aggregate amount of Financial Indebtedness falling within all or any of paragraphs (a)-(c) above, in respect of any member or members of the Group, is less than SEK 300,000,000 or its equivalent.

22.6       Insolvency

Any of the following occurs in respect of a Material Group Member:

(a)	it is unable to pay its debts as they fall due or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on any of its debts or announces an intention to do so;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling of any of its indebtedness; or

(e)	a moratorium is declared in respect of any of its indebtedness.

If a moratorium occurs in respect of any Material Group Member, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

22.7       Insolvency proceedings

(a)	Except as provided below, any of the following occurs in respect of a Material Group Member:

(i)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)
a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a comt or any registrar for, its winding-up, administration or dissolution or any such resolution is passed;

(iii)	any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration or dissolution;

(iv)	an order for its winding-up, administration or dissolution is made;

(v)	any liquidator, trustee in bankruptcy, judicial custodian, compulsmy manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(vi)
its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(vii)	any other analogous step or procedure is taken in any jurisdiction.

(b)	Paragraph (a) does not apply to:

(i)	a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within sixty (60) days; or

(ii)	an intra-Group reorganisation on a solvent basis.

22.8        Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of a Material Group Member, having an aggregate value of at least SEK 100,000,000 and is not discharged within thhty (30) days.

22.9        Cessation of business

A Material Group Member ceases, or threatens to cease, to carry on business except:

(a)	as part of a Permitted Transaction; or

(b)	as a result of any disposal allowed under this Agreement.

22.10     Effectiveness of Finance Documents

(a)	It is or becomes unlawful for any Obligor to perform any of its material obligations under the Finance Documents.

(b)	Any Finance Document is not effective in accordance with its terms or is alleged by an Obligor to be ineffective in accordance with its terms for any reason.

(c)	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.11     Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

22.12     Material adverse change

Any event or series of events occurs which has or is reasonably likely to have a Material Adverse Effect.

22.13      Acceleration

If an Event of Default is outstanding, the Facility Agent may, and shall if so instructed by the Majority Lenders, by notice to the Company:

(a)	cancel all or any part of the Total Commitments; and/or declare that all or party of any amounts outstanding under the Finance Documents are:

(i)	immediately due and payable; and/or

(ii)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.

Any notice given under this Subclause will take effect in accordance with its terms.

23.          THE ADMINISTRATIVE PARTIES

23.1        Appointment and duties of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under or in connection with the Finance Documents.

(b)	Each Finance Party irrevocably authorises the Facility Agent to:

(i)
perform the duties and to exercise the rights, powers and discretions that are specifically given to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the Facility Agent.

(c)	The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

23.2        Role of the Mandated Lead Arrangers and the Arrangers

Except as specifically provided in the Finance Documents, no Mandated Lead Arranger or Arranger has any obligations of any kind to any other Party in connection with any Finance Document.

23.3        No fiduciary duties

Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party an agent, a trustee or fiduciary for any other Party or any other person. No Administrative Party need to hold as an agent or in trust any moneys paid to it for a Party or be liable to account for any sum or profit element of any sum received by it for its own account on those moneys.

23.4       Individual position of an Administrative Party

(a)
If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Partiy may:

(i)	carry on any business with an Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with an Obligor or its related entities.

23.5        Reliance

The Facility Agent may:

(a)	rely on any representation, notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

(d)	act under the Finance Documents through its personnel and agents.

23.6        Majority Lenders’ instructions

(a)
The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act (or refrain from taking action) as it considers to be in the best interests of all the Lenders.

(b)
The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Pmiy or the Majority Lenders has not been exercised or revoked.

(c)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

(d)
The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

23.7        Responsibility

(a)	No Administrative Party is responsible for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	No Administrative Party is responsible for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other document.

(c)	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each member of the Group and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

23.8        Exclusion of liability

(a)
The Facility Agent is not liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document.

(c)
The Facility Agent is not liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	(i)	Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(ii)
Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

23.9        Default

(a)	The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)
is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Facility Agent, a Mandated Lead Arranger or an Arranger) under this Agreement, it must promptly notify the other Finance Parties.

23.10      Information

(a)	The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b)
Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Facility Agent has no duty:

(i)
either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d)
In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(e)
The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	Each Obligor irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

(g)
Without prejudice to the generality of paragraph (f) above, the Facility Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

23.11     Indemnities

(a)
Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent, except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence or wilful misconduct.

(b)	The Facility Agent may deduct from any amount received by it for a Lender any amount due to the Facility Agent from that Lender under a Finance Document but unpaid.

23.12     Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

23.13     Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the other Finance Parties and the Company.

(b)	Alternatively, the Facility Agent may resign by giving notice to the Finance Parties and the Company, in which case the Majority Lenders may appoint a successor Facility Agent.

(c)	If no successor Facility Agent has been appointed under paragraph (b) above within thirty (30) days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(d)	The person(s) appointing a successor Facility Agent must, if practicable, consult with the Company prior to the appointment.

(e)
The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.

(f)
The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.

(g)
Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h)	The Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above.

23.14      Relationship with Lenders

(a)
The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

23.15     Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

24.          EVIDENCE AND CALCULATIONS

24.1        Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

24.2        Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

24.3        Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent determines is market practice.

25.           FEES

25.1        Facility Agent’s fee

The Company must pay to the Facility Agent for its own account an agency fee in the manner agreed in the Fee Letter between the Facility Agent and the Company.

25.2        Arrangement fee

The Company must pay to the Arrangers an arrangement fee in the manner agreed in the Fee Letter between the Arrangers and the Company.

25.3        Commitment fee

(a)
Subject to paragraph (c), the Company must pay to the Facility Agent for each Lender a commitment fee, in respect of that Lender’s Commitment, computed at the rate which is 37.5 per cent. of the Margin at the time on the undrawn, uncancelled amount of the Lender’s Commitment during the Availability Period.

(b)
Commitment fee will accrue from the date of this Agreement and is payable quarterly in arrear. Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Commitment is cancelled in full.

(c)	No commitment fee is payable to the Facility Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

25.4        Utilisation fee

(a)
The Company shall pay to the Facility Agent for each Lender a utilisation fee in SEK on the aggregate Loans outstanding under the Facility (where the equivalent amount in Swedish Kronor of each Loan outstanding in an Optional Currency shall be determined at the Agent’s Spot Rate of Exchange) from time to time computed at the rate of;

(i)
0.20 per cent per annum for any period of time that the aggregate Loans outstanding under the Facility exceeds one third (1/3) of the Total Commitments and is less than or equal to two thirds (2/3) of the Total Commitments; and

(ii)	0.40 per cent per annum for any period of time that the aggregate Loans outstanding under the Facility exceeds two thirds (2/3) of the Total Commitments.

(b)	Accrued utilisation fee is payable quarterly in arrear. Accrued utilisation fee is also payable to the Facility Agent for a Lender on the date its Commitment is cancelled in full.

26.           INDEMNITIES AND BREAK COSTS

26.1        Currency indemnity

(a)	The Company must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order, in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)
Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

26.2        Other indemnities

(a)	The Company must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)
any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of negligence or default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan; or

(iv)	a Loan (or pmt of a Loan) not being prepaid in accordance with this Agreement.

The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Loan.

(b)	The Company must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

26.3        Break Costs

(a)	The Company must pay to each Lender its Break Costs.

(b)	“Break Costs” are the amount (if any) determined by the relevant Lender by which:

(i)
the interest (without taking into account the Margin) which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)
the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)	Each Lender must supply to the Facility Agent for the Company details of the amount of any Break Costs claimed by it under this Subclause.

27.           EXPENSES

27.1        Initial costs

The Company must pay to each Administrative Party the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and syndication of the Finance Documents and other documents in connection therewith.

27.2        Subsequent costs

The Company must pay to the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of an Obligor or specifically allowed by this Agreement.

27.3        Enforcement costs

The Company must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

28.          AMENDMENTS AND WAIVERS

28.1        Procedure

(a)
Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

28.2        Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1 .1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(iv)	an increase in, or an extension of, a Commitment or the Total Commitments;

(v)	a release of an Obligor other than in accordance with the terms of this Agreement;

(vi)	a term of a Finance Document which expressly requires the consent of each Lender;

(vii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(viii)	Clause 2.2 (Nature of a Finance Party’s rights and obligations), Clause 32 (Pro rata sharing) or this Clause, may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(c)	A Fee Letter may be amended or waived with the agreement of the Administrative Party that is a party to that Fee Letter and the Company.

28.3        Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

28.4        Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

28.5        Replacement of Lender

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)
an Obligor becomes obliged to repay any amount in accordance with Clause 9.1 (Mandatory prepayment - illegality) or to pay additional amounts pursuant to Clause 14 (Increased Costs) or Clause 13.2 (Tax gross-up) to any Lender in excess of amounts payable to the other Lenders generally, then the Company may, on five (5) Business Days’ prior written notice to the Facility Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 29.2 (Assignments and transfers by the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or, subject to paragraph (b )(iii) below, to another bank or financial institution (a “Replacement Lender”) selected by the Company, and which is acceptable to the Facility Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)
such rights and obligations of the transferring Lender may be assumed by a bank or financial institution, which is not prior thereto a Lender, provided that each Lender (save for the Non-Consenting Lender in question and a Defaulting Lender) has been offered to assume the rights and obligations of the transferring Lender and has not accepted such offer within five (5) Business Days;

(iv)
in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than fifteen (15) Business Days after the date the Non-Consenting Lender notifies the Company and the Facility Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Company; and

(v)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	In the event that:

(i)
the Company or the Facility Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)
Lenders whose Commitments aggregate more than seventy-five (75) per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than seventy-five (75) per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

28.6       Disenfranchisement of Defaulting Lenders

(a)
For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 28.6, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

28.7       Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five (5) Business Days’ prior written notice to the Facility Agent and such Lender:

(i)
replace such Lender by requiring such Lender to (and to the extent permitted by law, such Lender shall) transfer pursuant to Clause 29.2 (Assignments and transfers by Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)
require such Lender to (and to the extent permitted by law, such Lender shall) transfer pursuant to Clause 29.2 (Assignments and transfers by Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)
require such Lender to (and to the extent permitted by law, such Lender shall) transfer pursuant to Clause 29.2 (Assignments and transfers by Lenders) all (and not part only) of its rights and obligations in respect of the Facility, to a Lender or, subject to paragraph (b)(iii) below, to another bank or financial institution (a “Replacement Lender”) selected by the Company, and which is acceptable to the Facility Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Facility Agent has not given a notification under Clause 29.4 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)
such rights and obligations of the transferring Lender may be assumed by a bank or financial institution, which is not prior thereto a Lender, provided that each Lender (save for a Defaulting Lender) has been offered to assume the rights and obligations of the transferring Lender and has not accepted such offer within five (5) Business Days;

(iv)	the transfer must take place no later than fifteen (15) Business Days after the notice referred to in paragraph (a) above; and

(v)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

29.           CHANGES TO THE PARTIES

29.1        Assignments and transfers by Obligors

No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

29.2        Assignments and transfers by Lenders

(a)
A Lender (the “Existing Lender”) may, subject to the following provisions of this Subclause, at any time assign or transfer any of its rights and obligations under this Agreement to any other bank or financial institution which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

(b)
The consent of the Company is required for any assignment or transfer unless (i) the New Lender is another Lender or an Affiliate of a Lender or (ii) an Event of Default is outstanding. The consent of the Company must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent seven (7) Business Days after the Company is given notice of the request unless it is expressly refused by the Company within that time.

(c)	The Company may not withhold its consent solely because the assignment or transfer might increase the Mandatory Cost.

(d)
The Facility Agent is not obliged to execute a Transfer Certificate until it has completed all know your customer requirements to its satisfaction. The Facility Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

(e)	A transfer of obligations will be effective only if:

(i)	the procedure set out in Clause 29.3 (Procedure for transfer) is complied with;

(ii)
the New Lender confirms to the Facility Agent and the Company in form and substance satisfactory to the Facility Agent (whether in the Transfer Certificate or otherwise) that it is bound by the terms of this Agreement as a Lender. On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(f)	Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of SEK 20,000.

(g)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

29.3        Procedure for transfer

(a)	In this Subclause:

“Transfer Date” means, for a Transfer Certificate, the later of:

(i)           the proposed Transfer Date specified in that Transfer Certificate; and

(ii)           the date on which the Facility Agent executes that Transfer Certificate.

(b)	A transfer is effected if:

(i)           the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)           the Facility Agent executes it.

The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(c)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights and obligations under the Finance Documents the Company and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)
each of the Company and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Company and the New Lender have assumed and/or acquired the same in place of the Company and the Existing Lender;

(iii)
the Facility Agent, the Mandated Lead Arrangers, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Mandated Lead Arrangers, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

(e)	The Facility Agent must, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

29.4        Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 29, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender, including any charge, assignment or other Security to secure obligations to a federal reserve or central bank, except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

29.5        Pro rata interest settlement

If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six months, on the next of the dates which falls at six monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this sub-clause have been payable to it on that date, but after deduction of the Accrued Amounts.

29.6        Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature or extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non¬performance by any Obligor of its obligations under any Finance Document or otherwise.

29.7        Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost, then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

29.8        Guarantors

(a)
The Company must, by giving not less than ten (10) Business Days’ prior notice to the Facility Agent, notify the Facility Agent (which must promptly notify the Lenders) of its intention to request one of its Subsidiaries to become a Guarantor.

(b)
If the accession of a Guarantor requires any Finance Party to carry out know your customer requirements in circumstances where the necessary information is not already available to it, the Company must promptly on request by any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(c)
If one of the Subsidiaries of the Company is to become a Guarantor, then the Company must (following consultation with the Facility Agent) deliver to the Facility Agent the relevant documents and evidence listed in Part 2 of Schedule 2 (Conditions precedent documents).

(d)
The relevant Subsidiary will become a Guarantor when the Facility Agent notifies the other Finance Parties and the Company that it has received all of the documents and evidence referred to in paragraph (c) above in form and substance satisfactory to it. The Facility Agent must give this notification as soon as reasonably practicable.

(e)
Delivery of an Accession Agreement, executed by the relevant Subsidiary and the Company, to the Facility Agent constitutes confirmation by that Subsidiary and the Company that the Repeating Representations are then correct.

29.9        Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by giving to the Facility Agent a duly completed Resignation Request.

(b)	The Facility Agent must accept a Resignation Request and notify the Company and the Lenders of its acceptance if:

(i)	a breach of Clause 21.7 (Financial Indebtedness) would not result from the acceptance of the Resignation Request; and

(ii)	no demand for the payment of any money has been made in writing on that Guarantor which is outstanding on the date the Facility Agent receives the duly completed Resignation Request.

(c)	The Guarantor will cease to be a Guarantor (as the case may be) when the Facility Agent gives the notification referred to in paragraph (b) above.

(d)	A Guarantor may also cease to be a Guarantor in any other manner approved by the Majority Lenders.

29.10     Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

30.          DISCLOSURE OF INFORMATION

(a)
Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers;

(vi)	to the extent allowed under paragraph (b) below;

(vii)	to another Obligor; or

(viii)	with the agreement of the Company.

(b)           A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above.

(c)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

31.           SET-OFF

A Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.           PRO RATA SHARING

32.1        Redistribution

If any amount owing by an Obligor under this Agreement to a Lender (the “recovering Lender”) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a “recovery”), then:

(a)	the recovering Lender must, within three (3) Business Days, supply details of the recovery to the Facility Agent;

(b)
the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received and distributed by the Facility Agent under this Agreement; and

(c)	the recovering Lender must pay to the Facility Agent an amount equal to the excess (the “redistribution”).

32.2           Effect of redistribution

(a)	The Facility Agent must treat a redistribution as if it were a payment by the relevant

Obligor under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)
If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)
the recovering Lender has paid a redistribution in relation to that recovery, each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

32.3        Exceptions

Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Lender notified the Facility Agent of those proceedings; and

(ii)
the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

33.          SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

34.          COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

35.          NOTICES

35.1        In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post, fax, e-mail or any other electronic communication approved by the Facility Agent; or

(ii)	if between the Facility Agent and a Lender and the Facility Agent and the Lender agree, by e-mail or other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

35.2        Contact details

(a)
Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The address and facsimile number of the Company are:

Skeppsbron 18
Box 2094
S-103 13 Stockholm
Sweden

Facsimile:	+468 205 074
Attention:	Chief Financial Officer
Email:	refinancing2010@mtg.se

And with a copy to

Ringvägen 52
Box 17054
SE-104 62 Stockholm Sweden

Facsimile:	+468 562 08 680
Attention:	Mimmi Lykken-Ljungdahl
Email:	treasury@mtg.se

or such other as the Company may notify to the Facility Agent by not less than five Business Days’ notice.

(c)	The address and facsimile number of the Facility Agent are11:

Nordea Bank AB (publ)
Smalandsgatan 17
SE-105 71 Stockholm
Sweden
Facsimile: +46 8 614 7630
Attention: Loan Agency Team
E-mail: agency@nordea.com

or such other as the Facility Agent may notify to the other Parties by not less than five Business Days’ notice.

(d)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

35.3        Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

1 Facility Agent to complete.

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.

35.4        Obligors

(a)	All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

(b)	All communications under the Finance Documents to or from an Obligor (other than the Company) must be sent through the Company.

(c)	Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:

(i)	to give and receive all communications under the Finance Documents;

(ii)	to supply all information concerning itself to any Finance Party; and

(iii)	to sign all documents under or in connection with the Finance Documents.

(d)	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(e)	The Facility Agent may assume that any communication made by the Company is made with the consent of each other Obligor.

36.          LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)
(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

37.          GOVERNING LAW AND JURISDICTION

37.1        Governing Jaw

This Agreement, and any non-contractual obligation arising out of or in connection with it, is governed by and construed in accordance with Swedish law.

37.2        Jurisdiction

(a)
Subject to paragraph (b) below, the Swedish courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document and any non-contractual obligation arising out of or in connection with them. The City Court of Stockholm (Sw. Stockholms tingsrätt) shall be court of first instance.

(b)
This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take proceedings against an Obligor in any other court which may otherwise exercise jurisdiction of that Obligor or any of its assets.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

Name of Original Lender	Commitments (SEK)
FORTIS BANK SA/NV (BELGIUM), STOCKHOLM
BRANCH	500,000,000
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK (FRANCE) SWEDEN BRANCH	500,000,000
DNB NOR BANK ASA, NORGE, FILIAL SVERIGE	916,666,666.667
lNG BANK N.V., DUBLIN BRANCH	916,666,666.667
NORDEA BANK AB (publ)	916,666,666.667
SKANDINAVISKA ENSKILDA BANKEN AB (publ)	916,666,666.667
SVENSKA HANDELSBANKEN AB (publ)	916,666,666.667
SWEDBANK AB (publ)	916,666,666.667
Total Commitments	SEK 6,500,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART l

TO BE DELIVERED BEFORE THE FIRST REQUEST

Company

l.	A copy of the constitutional documents of the Company.

2.	A copy of a resolution of the board of directors of the Company approving the terms of, and the transactions contemplated by, this Agreement.

3.
A specimen of the signature of each person authorised on behalf of the Company to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

4.	A certificate of an authorised signatory of the Company:

(a)	confirming that utilising the Total Commitments in full would not breach any limit binding on any Obligor; and

(b)	certifying that each copy document specified in Part 1 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

Legal opinion

1 .	A legal opinion of Mannheimer Swartling Advokatbyrä legal adviser in Sweden to the Mandated Lead Arrangers, the Arrangers and the Facility Agent, addressed to the Finance Parties.

Other documents and evidence

1 .	A copy of the Fee Letter duly executed by the Company.

2.	Evidence that all fees and expenses then due and payable from the Company under this Agreement have been or will be paid by the first Utilisation Date.

3 .	Evidence that each Existing Facility will be prepaid and cancelled in full on or before the first Utilisation Date.

4.	The Original Financial Statements.

5.	A structure chart of the Group.

6.	A Compliance Certificate of the Company, setting out the ratio of Consolidated Total Net Debt to Consolidated EBITDA for the Ratio Period ending on 30 June 2010.

7.
A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company before the date of this Agreement is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

PART 2

FOR A GUARANTOR

Guarantors

I .	An Accession Agreement, duly executed by the Company and the Guarantor.

2.	A copy of the constitutional documents of the Guarantor.

3.	A copy of a resolution of the board of directors of the Guarantor approving the terms of, and the transactions contemplated by, the Accession Agreement.

4.
A specimen of the signature of each person authorised on behalf of the Guarantor to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

5.	A certificate of an authorised signatory of the Guarantor:

(a)	certifying that each copy document specified in Part 2 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Agreement; and

(b)
confirming that guaranteeing the Total Commitments in full (subject to any limitations agreed in the relevant Accession Agreement) would not breach any limit in its memorandum or mticles of association binding on it.

6.	If available, a copy of the latest audited accounts of the Guarantor.

Legal opinions

A legal opinion of:

(a)	legal advisers to the Facility Agent in the jurisdiction of incorporation of the Guarantor addressed to the Finance Parties; and

(b)	Mannheimer Swartling Advokatbyrä, legal adviser in Sweden to the Facility Agent, addressed to the Finance Parties.

Other documents and evidence

1.	Evidence that all expenses due and payable from the Company under this Agreement in respect of the Accession Agreement have been paid.

2.
A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Accession Agreement or for the validity and enforceability of any Finance Document.

SCHEDULE 3

FORM OF REQUEST

To:           [**] as Facility Agent

From: Modern Times Group MTG AB (publ)

Date: [**]

Modern Times Group MTG AB (pub I) -
SEK 6,500,000,000 multicurrency credit agreement dated 21 October 2010 (the Agreement)

I .	We refer to the Agreement. This is a Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Utilisation Date: [ ]

(b)	Amount/currency: [ ]

(c)	Term: [ ].

3.	Our payment instructions are: [ ].

4.	We confirm that:

(a)	each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied; and

(b)	the Loan will be applied in accordance with Clause 3 (Purpose) of the Agreement.

5.	This Request is irrevocable.

By:

Modern Times Group MTG AB (publ)

SCHEDULE 4

CALCULATION OF THE MANDATORY COST

1 .
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage pariicipation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)           in relation to a sterling Loan:

AB + C(B–D) + E x 0.01	per cent. per annum
1 00 - (A + C)

(b)           in relation to a Loan in any currency other than sterling:

E x 0.01	per cent. per annum.
300

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Clause 10.4 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under Column 1 of the activity group A. 1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate), and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.
If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £I ,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.
The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.
The Facility Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:           [•] as Facility Agent

From: [THE EXISTING LENDER] (the “Existing Lender”) and [THE NEW LENDER] (the “New Lender”)

Date:       [               ]

Modern Times Group MTG AB (publ) –
SEK 6,500,000,000 multicurrency credit agreement dated 21 October 2010 (the Agreement)

We refer to the Agreement. This is a Transfer Certificate.

1.           The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 29.3 (Procedure for transfer).

2.           The proposed Transfer Date is [ ].

3.           The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.           This Transfer Certificate and any non-contractual obligations arising out of or in connection with it, are governed by Swedish law.

THE SCHEDULE

Rights and obligations to be transferred

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [                    ].

[FACILITY AGENT]

By:

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:           [**] as Facility Agent

From: Modern Times Group MTG AB (publ) Date: [**]

Modern Times Group MTG AB (publ) –
SEK 6,500,000,000 multicurrency credit agreement dated 21 October 2010 (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate.

2.	We confirm that as at [relevant testing date]:

(a)	Consolidated EBITDA was [**]; and Consolidated Total Net Debt is [**]; therefore, the ratio of Consolidated Total Net Debt to Consolidated EBITDA was [**] to 1;

(b)	Consolidated EBITDA was [**] and Consolidated Net Financial Expenses was [**]; therefore, the ratio of Consolidated EBITDA to Consolidated Net Financial Expenses was [**] to 1 ; and

(c)	on the basis of (a) above, the applicable Margin is [**] per cent. per annum.

3.	We set out below calculations establishing the figures in paragraph 2 above:

[**]

4.	We confirm that:

(a)	the following companies were Material Subsidiaries at [relevant testing date]: [**].

(b)	the following companies were Associated Companies at [relevant testing date]:[**].

5.	[We confirm that no Default is outstanding as at [relevant testing date].2

Modern Times Group MTG AB (publ)

By:

2 If this statement cannot be made, the certificate should identity any Default that is outstanding and the steps, if any, being taken to remedy it.

SCHEDULE 7

FORM OF ACCESSION AGREEMENT

To:           [**] as Facility Agent

From: Modern Times Group MTG AB (publ) and [proposed Guarantor]

Date:        [**]

Modern Times Group MTG AB (publ) –
SEK 6,500,000,000 multicurrency credit agreement dated 21 October 2010 (the Agreement)

We refer to the Agreement. This is an Accession Agreement.

[Name of company] of [address/registered office] agrees to become a Guarantor and to be bound by the terms of the Agreement as a Guarantor.

Our obligation as a Guarantor shall be limited in accordance with [                 ]3.

This Accession Agreement and any non-contractual obligations arising out of or in connection with it, are governed by Swedish law.

Modern Times Group MTG AB (publ)

By:

[PROPOSED GUARANTOR]

By:

3 Insert limitation language agreed between the Company and the Facility Agent.

SCHEDULE 8

FORM OF RESIGNATION REQUEST

To:           [**] as Facility Agent

From:   Modern Times Group MTG AB (pub!) and [relevant Guarantor]

Date:        [**]

Modern Times Group MTG AB (publ)–
SEK 6,500,000,000  multicurrency  credit agreement dated 21 October 2010 (the Agreement)

1 .	We refer to the Agreement. This is a Resignation Request.

2.	We request that [resigning Guarantor] be released from its obligations as a Guarantor under the Agreement.

3.	We confirm that a breach of Clause 21.7 (Financial Indebtedness) would not result from the acceptance of this Resignation Request.

4.	We confirm that as at the date of this Resignation Request no demand for the payment of any money has been made in writing on that Guarantor] which is outstanding.

5.	This Resignation Request and any non-contractual obligations arising out of or in connection with it, are governed by Swedish law.

Modern Times Group MTG AB (publ)	[Relevant Guarantor]
By:	By:

The Facility Agent confirms that this resignation takes effect on [**].

[FACILITY AGENT]

By:

SIGNATORIES

Company

MODERN TIMES GROUP MTG AB (publ)

By: /s/ Hans H. Albrecht	/s/ Mathias Hermansson

Mandated  Lead Arrangers

DNB NOR BANK ASA, NORGE, FILIAL SVERIGE

By: /s/ Axel Berning	/s/ Thomas Hemmestad

HANDELSBANKEN CAPITAL MARKETS, SVENSKA HANDELSBANKEN AB (publ)

By: /s/ Carl-Magnus Gustafsson	/s/ Oskar Lindberg

lNG BANK N.Y., DUBLIN BRANCH

By: /s/ Shaun Hawley Vice President	/s/ Aidan Neill Director

MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (publ)

By: /s/ Peter Larsson	/s/ Elwira Eriksson

NORDEA BANK AB (publ)

By: /s/ Erik af Winklerfelt

SWEDBANK AB (publ)

By: /s/ Kristian Westerlund	/s/ Owe Hedenskog

Arrangers

FORTIS BANK SA/NV (BELGIUM), STOCKHOLM BRANCH

BY: /s/ Per Almgren

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK (FRANCE) SWEDEN BRANCH

By: /s/ Anders Josephson	/s/ Ritva Takalo

Original Lenders

FORTIS BANK SA/NV (BELGIUM), STOCKHOLM BRANCH

By: /s/ Thomas Wrangdahe

CRÉDIT  AGRICOLE CORPORATE AND INVESTMENT  BANK (FRANCE) SWEDEN BRANCH

By: /s/ Anders Josephson	/s/ Ritva Takalo

DNB NOR BANK ASA, NORGE, FILIAL SVERIGE

By: /s/ Axel Berning	/s/ Thomas Hemmestad

ING BANK N.V., DUBLIN BRANCH

By: /s/ Shaun Hawley Vice President	/s/ Aidan Neill Director

NORDEA BANK AB (publ)

By: /s/ Erik af Winklerfelt

SKANDINAVISKA ENSKILDA BANKEN AB (publ)

By: /s/ Peter Larsson	/s/ Elwira Eriksson

SVENSKA HANDELSBANKEN AB (publ)

By: /s/ Carl-Magnus Gustafsson	/s/ Oskar Lindberg

SWEDBANK AB (publ)

By: /s/ Kristian Westerlund	/s/ Owe Hedenskog

Facility Agent

NORDEA BANK AB (publ)

By: /s/ Erik af Winklerfelt